Exhibit 99.1

Target Group Inc. Appoints New Chief Financial Officer

TORONTO, June 19th, 2019 /CNW/ - Target Group, Inc. (“Target Group” or the “Company”) (OTCQB: CBDY) is pleased to announce the appointment of Mr. Azmatali Mehrali as the Company’s new Chief Financial Officer (CFO), effective June 14th, 2019.

Target Group is calibrating the leadership of its finance department in order to optimize and accelerate its international and domestic initiatives. As CFO, Mr. Mehrali will be responsible for the direction of Target Group’s finance department, with an emphasis on capital allocation planning, M&A, and transactional execution.

Since 2006, Mr. Mehrali has served as President of a private CFO consulting business that provides regulatory and financial services to start-up brokerage firms in Canada. With over 30 years of financial services experience, he has also been CFO for several firms including Wells Fargo Canada Securities, Brookfield Securities, and Virtual Brokers. He served as Vice President, Finance at Genuity Capital Markets, Assistant Controller at Investment Technology Group Canada, and Director of Finance at CIBC World Markets. More recently, Mr. Mehrali has provided consulting services to medicinal cannabis start-ups across North America, particularly in Canada, as they prepare for public listing.

“Mr. Mehrali brings a wealth of transactional experience, strategic leadership and financial expertise to our management lineup, and will provide complimentary experience to our already robust finance team”, said Rubin Schindermann, CEO of Target Group. “His addition will assist in ensuring the Company is suitably positioned to capitalize on available growth opportunities as we expand our portfolio of cannabis brands throughout 2019-2020.”

About Target Group Inc. (CBDY)

Target Group Inc. ("Target Group" or the "Company") is a progressive, diversified, and vertically integrated cannabis acquisition company. Target Group is curating an iconic brand portfolio, leveraging product diversification, innovation, and operational expertise to solidify long-term growth and stability. The Company owns and operates Canary Rx Inc, a final-stage Canadian cannabis license applicant, and CannaKorp, makers of the pod-based Wisp™ Vapor technology. Target Group is expanding its global operations to build an international network of manufacturing, distribution, production, and sales operations.

www.targetgroupinc.ca

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Rubin Schindermann

Chief Executive Officer

(647) 927 4644

SOURCE: Target Group Inc.